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Exhibit 10.24

HUNTSMAN EXECUTIVE SEVERANCE PLAN

ARTICLE 1

The Plan

        1.1    Name.    This plan is effective as of January 1, 2005, and shall be known as the HUNTSMAN EXECUTIVE SEVERANCE PLAN ("Plan").

        1.2    Purpose.    Huntsman Corporation and certain affiliates identified below (the "Employer") have established the Plan to provide certain of their executives and other employees with severance benefits to recognize their service to the Employer, and to encourage them to continue employment with the Employer.

ARTICLE 2

Definitions

        Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized:

        2.1   "Affiliate" means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes an Employer, provided that the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" in Section 1563(a)(1) of the Code, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code and regulations thereunder) with an Employer.

        2.2   "Base Compensation" shall mean the annual base salary of the Participant in effect at Termination of Employment.

        2.3   "Committee" shall mean the Compensation Committee of the Board of Directors of Huntsman Corporation.

        2.4   "Employer" shall mean Huntsman Corporation, or any successor thereof, if its successor shall adopt this Plan.

In addition, unless the context indicates otherwise, as used in this Plan the term "Employer" shall also mean and include any other Affiliate of Huntsman Corporation that has been granted permission by Huntsman Corporation to participate in this plan. This permission shall be granted under such conditions and upon such conditions as the Committee deems appropriate. The obligations of an Employer hereunder shall be limited to the employees of that Employer participating in this Plan. As of the effective date of this Plan, the following Affiliates of Huntsman Corporation are participating in this Plan:

    Huntsman LLC
    Huntsman Petrochemical Corporation
    Huntsman Purchasing Ltd
    Huntsman Polymers Corporation
    Huntsman Expandable Polymers Company, LC
    Huntsman International LLC
    Huntsman Advanced Materials LLC
    Tioxide Americas Inc.

        2.5   "Family Member" of an employee means: (a) a brother or sister (whether by whole or half blood) of the employee, (b) the spouse of the employee, (c) an ancestor or lineal descendant of the employee, or (d) the spouse of anyone included in (a) or (c).

        2.6   "Participant" means an employee of the Employer who is designated to participate by the Committee; provided however, unless the Committee provides otherwise with respect to a particular employee an employee with the title of Vice President or higher of an Employer shall be eligible to participate in the Plan. Notwithstanding the foregoing, the Committee shall have the authority to adjust the status of any employee (including the removal of an employee from participation under the Plan or to change the class to which the employee belongs for purposes of this Plan). The employees eligible to participate on January 1, 2005 and the class to which each belongs are set forth on Exhibit "A."

        The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Employer, the authority to adjust the status of any employee as described above, other than an employee who is subject to Section 16(b) of the Exchange Act or who is a Family Member of an employee who is subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions on its delegation of authority, in addition to any required restrictions or limitations set forth in the Plan, as it may determine in its sole discretion. Any adjustment of status made pursuant to such a delegation shall be subject to all of the provisions of the Plan.

        2.7   "Plan Year" means the calendar year.

        2.8   "Reasonable Cause" means any of the following, with respect to the Participant's position with the Employer:

          (a)   Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy committed in connection with the position of the Participant with the Employer; or

          (b)   Failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with prior practice;

provided, however, that the term "Reasonable Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

        2.9   "Severance Benefit" means the benefit described in Article 3.

        2.10 "Termination of Employment" means the Participant's ceasing to render services to the Employer for any reason whatsoever, voluntary or involuntary, including by reason of death or disability.

        2.11 "Termination for Good Reason" means a voluntary termination of employment by the Participant as a result of the Employer making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the Participant, which action is not remedied within 10 days of the effective date of written notice to the Employer from the Participant of such reduction, change, or requirement.

ARTICLE 3

Severance Benefit

        3.1    Entitlement to Severance Benefit.    If the Employer terminates the Participant's employment without Reasonable Cause or the Participant terminates employment in a Termination for Good

Reason, then the Employer shall provide to the Participant the severance benefits described in this Article 3. No severance benefits shall be payable under this Plan for the Participant's Termination of Employment for any other reason, including a Termination of Employment on account of death or disability.

          (a)   Severance benefits otherwise payable under this Article 3 to a Participant shall be reduced in the discretion of the Employer for any payments the Employer is required to pay to the Participant under any applicable statute, law, ordinance, code, rule or regulation arising from the Termination of Employment, including any payments required under the WARN Act.

          (b)   Unless otherwise agreed to in writing by the Employer, a Participant shall not be entitled to any benefits under this Article 3 if any of the following situations apply:

            (1)   Within 30 days of the Termination of Employment, the Participant obtains employment with an Employer or any Affiliate of an Employer.

            (2)   The Participant refuses to sign a waiver and release of claims against the Employer, or any Affiliates or related persons in the form provided by the Administrator, if requested in the absolute discretion of the Committee, or, if applicable, the Participant signs and later revokes the waiver and release of claims form within the revocation period.

            (3)   The Participant is entitled to severance or other separation benefits whether under an individual written agreement with the Participant's Employer or an Affiliate, any voluntary early retirement program maintained by the Employer or an Affiliate, any severance plan maintained by the Employer or an Affiliate, or any provision of law to which the Employer is subject, other than this Severance Plan, unless such Participant in connection with receipt of benefits under this Severance Plan irrevocably waives all such benefits under all other contracts, plans, programs and provisions of law applicable to Participant.

        3.2    Amount of Benefits.

            (a)    Cash Payment.    The Employer shall pay to Participant a cash payment in an amount as follows:

              (1)   For a Senior Executive (i.e., a Participant at the level of Senior Vice President or above), an amount equal to two times the Base Compensation of the Participant at Termination of Employment;

              (2)   For a Participant not a Senior Executive (i.e. a Participant at the level of Vice President or below), an amount equal to one and one-half of the Base Compensation of the Participant at Termination of Employment;

          Payment shall be made within 60 days of the Termination of Employment.

            (b)    Medical Benefits.    The Employer shall continue to cover the Participant and his dependents for the period of time (expressed as years and fraction of a year) determined by dividing the cash amount for the Participant under 3.2(a) by the Base Compensation at Termination of Employment under the group medical plan covering other employees in positions similar to that of Participant.

              (1)    Legal Continuation Restrictions.    The Employer shall pay to the Participant, in cash at the beginning of each month in the applicable period of time, the cash equivalent value of medical benefit described in Section 3.2(b) that, due to insurance or other contract language or any other legal restrictions, cannot be continued "in kind" for the Participant following the Termination of Employment.

              (2)    COBRA Continuation.    Any benefits provided under Section 3.2(b) of this Plan following the Participant's Termination of Employment shall count against the continuation period, if any, the Participant is otherwise entitled to under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as a result of the Termination of Employment.

            (c)    Outplacement Services.    The Employer shall provide the Participant with the following outplacement counseling services:

              (1)   For a Senior Executive, executive outplacement services for a period of 12 months following the Termination of Employment.

              (2)   For a Participant not a Senior Executive, executive outplacement services for a period of 6 months following the Termination of Employment.

        3.3    Status During Benefit Period.    Commencing upon the Participant's Termination of Employment, the Participant shall cease to be an employee of the Employer for any purpose. The payment of the Severance Benefit under this Plan shall be payments to a former employee.

ARTICLE 4

Claims and Review Procedures

        4.1    Claims Procedure.    A Participant who believes he or she has not received the benefits to which the Participant is entitled under the Plan may make a claim for benefits by making a written request for benefits to the Administrator on the form provided by the Administrator. The Administrator shall notify the Participant or beneficiary ("claimant") in writing, within a reasonable period of time (but not later than 90 days) after receipt of his or her written request for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator may extend the time for up to an additional 90 day period, provided the Administrator notifies the claimant prior to the end of the initial 90 day period of the special circumstances and the date by which a decision is expected to be made.

        4.2    Review Procedure.    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Committee within sixty (60) days after receipt of the notice issued by the Administrator. A claimant shall, on request and free of charge, be given reasonable access to and copies of, any documents, records and other information in the possession of the Employer relevant to the claimant's claim for benefits. The petition shall state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Employer of the petition, the Employer shall notify the claimant of its decision in writing, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If the Employer determines that the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period, but notice of this deferral shall be given to the claimant. In the event of the death of a claimant, the same procedures shall apply to the claimant's beneficiaries.

ARTICLE 5

Administration and Finances

        5.1    Administration.    The plan shall be administered by the person designated by the Committee (or in the absence of any such designation by the Committee).

        5.2    Powers of the Administrator.    The Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

          (a)   to interpret the provisions of the Plan;

          (b)   to establish and revise the method of accounting for the Plan; and

          (c)   to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

It is intended that the Plan will be administered and interpreted in a manner that benefits provided by the Plan do not become taxable to a Participant until such benefits are paid to the Participant. To the extent of a change in the law (whether by a change in the applicable statutes or by a ruling, regulation or other interpretation of the law by regulatory authorities) that requires a change in the terms of the Plan to avoid taxation prior to receipt of benefits, the Plan shall be treated by the Administrator to include such change without further action by the Employer as the Administrator in its sole discretion shall determine, provided, however, any such change that would materially increase either the cost of the Plan or the benefits provided by the Plan shall require the written consent of the Employer.

        5.3    Actions of the Administrator or the Employer.    All determinations, interpretations, rules, and decisions of the Administrator and the Employer shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

        5.4    Delegation.    The Administrator shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or other individuals or entities. Any delegation by the Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

        5.5    Reports and Records.    The Administrator and those to whom the Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

        5.6    Finances.    The costs of the Plan shall be borne by the Employer.

        5.7    Notices.    All notices and communications made by the Employer or the Administrator under the Plan shall be deemed delivered and received when delivered by hand, the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last address in the records of the Employer, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid to the last address in the records of the Employer, or immediately upon delivery by facsimile if confirmation is received and retained.

ARTICLE 6

Amendments and Termination

        The Employer may amend or terminate the Plan at anytime. In the event the Plan is terminated or changed, no benefits shall be payable to any Participant thereafter (except for severance benefits payable to a Participant whose Termination of Employment occurred prior to such termination or change of the Plan) or except as provided by the Plan as changed.

ARTICLE 7

Miscellaneous

        7.1    No Guaranty of Employment.    The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and the Participant. Nothing contained herein shall give the Participant the right to continue to be retained by the Employer or to interfere with the right of the Employer to terminate the services of the Participant at any time, nor shall it give the Employer the right to require the Participant to continue to provide services to the Employer or to interfere with the Participant's right to terminate services at any time.

        7.2    Tax Withholding.    The Employer shall withhold any applicable income or employment taxes that are required to be withheld from the benefits provided under this Plan.

        7.3    Non-Alienation.    This Plan shall inure to and be binding on the successors and assigns of the Employer. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

        7.4    ERISA.    The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 (ERISA), providing certain benefits to participants on severance from employment. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. The Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in DOL Regulation Section 2510.3-2(b).

        7.5    Applicable Law.    The Plan and all rights hereunder shall be governed by and construed according to the laws of Utah except to the extent such laws are preempted by the laws of the United States of America.

SPONSOR:
HUNTSMAN CORPORATION
Title:
Adopted By:
HUNTSMAN LLC
Title:

HUNTSMAN PETROCHEMICAL CORPORATION
Title:
HUNTSMAN PURCHASING LTD
Title:
HUNTSMAN POLYMERS CORPORATION
Title:
HUNTSMAN INTERNATIONAL LLC
Title:
TIOXIDE AMERICAS INC.
Title:
HUNTSMAN EXPANDABLE POLYMERS COMPANY, LC
Title:
HUNTSMAN ADVANCED MATERIALS LLC
Title:

EXHIBIT A

ELIGIBLE EMPLOYEES
As of [January 1 2005]

SENIOR EXECUTIVE
(Senior Vice President and Above)

OTHER PARTICIPANTS
(Vice President and Below)

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HUNTSMAN EXECUTIVE SEVERANCE PLAN